UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2021

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices, including zip code)

(760) 804-1648

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RMED	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On January 31, 2021, Susanne Meline was appointed to the board of directors (the “Board”) of Ra Medical Systems, Inc. (the “Company”) as a Class II director with a term expiring at the Company’s 2023 annual meeting of stockholders, or until her successor has been duly elected and qualified.

In 2003, Ms. Meline co-founded Francis Capital Management (“FCM”), a value-based investment advisor, where she serves as the firm’s special situations advisor. She previously worked as an investment banker with Houlihan Lokey, a global investment bank serving corporations, institutions, and governments worldwide and also practiced law in the corporate group of Jones Day, an international law firm that provides legal advisory services across multiple disciplines and jurisdictions. Ms. Meline is a Certified Director through the UCLA Anderson School of Management, a Board Leadership Fellow for the National Association of Corporate Directors (the “NACD”) and holds a CERT Certificate in CyberSecurity Oversight from the NACD and Carnegie Mellon University Software Engineering Institute. Ms. Meline received a B.A from UCLA, and a J.D. from the UC Hastings College of the Law. She currently serves on the board of directors of ClearSign Technologies Corporation (NASDAQ:CLIR) where she is the Lead Independent Director and Audit Chair and has also served on the board of directors of Finomial Corporation and AquaMetals Corporation.  We believe that Ms. Meline is qualified to serve as a director because of her extensive knowledge of the capital markets, her experience in identifying business and financial opportunities, and her experience as a board member at other public companies.

In accordance with the Company’s outside director compensation policy (the “Outside Director Compensation Policy”), Ms. Meline will be entitled to an annual retainer in the amount of $40,000, payable in quarterly installments in either cash or restricted stock at the option of Ms. Meline. On February 3, 2021, Ms. Meline was granted a restricted stock unit award (the “RSU”) of 4,000 restricted stock units, vesting annually over a four year period, beginning January 31, 2021, in each case subject to Ms. Meline’s continued service to the Company. The RSU award is subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and the related RSU agreement. At the Company’s annual meeting of stockholders in 2021, Ms. Meline will also be eligible for equity award grants on the same terms as other non-employee members of the Board, including an annual RSU award for continuing directors with a value of $100,000, vesting on the earlier of (i) the one year anniversary of the grant or (ii) the day prior to the date of the Company’s annual meeting of stockholders following the date of grant, provided that such non-employee director continues to serve as a service provider through the applicable vesting date.

Furthermore, Ms. Meline is entitled to receive cash compensation in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy. Under the Outside Director Compensation Policy, each non-employee director receives cash compensation of $40,000 annually for service as a Board member; $10,000 per year additionally for service as an audit committee member; $7,000 per year additionally for service as a member of the compensation committee; $4,500 per year as a member of the nominating and governance committee; $20,000 per year additionally for service as chairperson of the audit committee; $15,000 per year additionally for service as chairperson of the compensation committee; $8,500 per year additionally for service as chairperson of the nominating and governance committee; $40,000 per year additionally for service as chairperson of the Board; and $30,000 per year additionally for service as a Lead Outside Director. We will also reimburse Ms. Meline for all reasonable expenses in connection with her services to us.

Ms. Meline has executed the Company’s standard form of indemnification agreement.

There is no arrangement or understanding between Ms. Meline and any other persons pursuant to which Ms. Meline was selected as a director. In addition, Ms. Meline is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on February 4, 2021 regarding the above is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 4, 2021, announcing Susanne Meline’s appointment to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

Date: February 4, 2021	By:	/s/ Daniel Horwood
Daniel Horwood
General Counsel and Secretary